Exhibit 10.3
SECOND AMENDMENT TO THE AMENDED AND RESTATED
EMPLOYMENT AGREEMENT OF MATTHIAS SCHROFF

This SECOND AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT OF MATTHIAS SCHROFF (the “Amendment”) is effective as of this 10th day of December 2021 (the “Effective Date”), by and between MATTHIAS SCHROFF, PH.D. (the “Executive”) and Exicure, Inc. (the “Company”).
RECITALS
WHEREAS, the Company and the Executive have entered into that certain Amended and Restated Employment Agreement effective December 10, 2019 (the “Executive Agreement”), as amended by that certain side letter dated June 9, 2020 (the “Side Letter,” together with the Executive Agreement, the “Prior Agreements”);
WHEREAS, the Company and the Executive desire to employ the Executive as its Chief Scientific Officer and the Executive desires to accept such employment and to perform the duties to the Company on the terms and conditions hereinafter set forth in this Amendment; and
WHEREAS, the Company and the Executive wish to amend the Prior Agreements as set forth in this Amendment.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:
AGREEMENT
1.Amendment to Section 2. Section 2 of the Executive Agreement is hereby and replaced in its entirety as follows:

Position and Duties. Subject to the terms and conditions of this Agreement, Executive shall serve as Chief Scientific Officer of the Company, and shall have the duties, responsibilities and authority of an executive serving in such position, reporting and subject to the direction of the Chief Executive Officer of the Company or other duly authorized executive. Executive shall devote Executive’s full business time and efforts to the business and affairs of the Company and its subsidiaries. Executive shall not become a director of any for-profit entity without first receiving the written approval of the Nominating and Corporate Governance Committee of the Board of Directors.
2.Amendment to Section 3.

a.Section 3(d) is hereby added as a new paragraph immediately following subsection 3(c), as follows:
(d)    Retention Award. Subject to Executive’s continued employment in good standing from the Effective Date through May 31, 2022 (the “Retention Period”), the Company will pay Executive a one-time retention award of $140,000 (the “Retention Award”), subject to applicable tax withholdings. Fifty percent (50%) of the Retention Award will be paid on February 15, 2022 (the “February 2022 Portion”), and fifty percent (50%) of the Retention Award will be paid to Executive within ten (10) days after the completion of the Retention Period. Both such portions of the Retention Award shall become earned upon the completion of the Retention Period. If Executive’s employment terminates for Cause or if Executive voluntarily resigns, in either case prior to completion of the Retention Period, but after receipt of the February 2022 Portion, Executive will be required to repay the February 2022 Portion. Executive acknowledges and agrees that any such repayment of the unearned Retention Award shall be made by Executive no later than thirty (30) days after Executive’s employment ends.
It is intended that the Retention Award satisfies, to the greatest extent possible, the exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended provided under Treasury Regulations Section 1.409A-1(b)(4) and in all cases will be paid not later than March 15 of the year following the year in which your right to such amount became vested.
3.The Company and the Executive further agree that this Amendment does not constitute grounds for “Good Reason” pursuant to Section 4(c) or 4(d) of the Executive Agreement, as amended by the Side Letter, or otherwise constitute any trigger for the Company’s payment of any severance benefits to Executive pursuant to the Executive Agreement, as amended by the Side Letter.

4.The Executive will continue to abide by Company rules and policies. Executive reaffirms, acknowledges and agrees to continue to comply with the Confidentiality, Non-Hire, Non-Disparagement, and Work Product Agreement by and between the Company and Executive, dated as of August 21, 2019, and which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

5.The Executive confirms that he has read this Amendment, understands the terms thereof and has had sufficient opportunity to obtain independent legal advice.
6.Except as modified or amended in this Amendment, no other term or provision of the Executive Agreement or the Side Letter is amended or modified in any respect. The Executive Agreement, and its exhibits, along with the Side Letter and this Amendment, set forth the entire understanding between the parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements. This Amendment cannot be modified or amended except in writing signed by the Executive and an authorized officer of the Company.

[Signature page follows]

The parties have executed this SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT OF MATTHIAS SCHROFF on the day and year first written above.

EXICURE, INC.

/s/ Timothy P. Walbert
Timothy P. Walbert
Chairman of the Board of Directors
EXECUTIVE

/s/ Matthias Schroff
Matthias Schroff, Ph.D.

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